Exhibit 10.12

Watson Wyatt Worldwide, Inc.

Amended Voluntary Deferred Compensation Plan

1.             Purpose

The purpose of the Watson Wyatt Worldwide, Inc. Voluntary Deferred Compensation Plan is to provide non-employee directors of Watson Wyatt Worldwide an opportunity to defer compensation from the Company.

2.             Definitions

(a) ““Change in Control” shall mean the occurrence of any of the following:

(i)            the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions over any 12-month period, of all or substantially all of the assets of the Company by any one person or “group” of persons (as determined pursuant to Section 409A);

(ii)           any person or group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the Company, including by way or merger, consolidation, reorganization or otherwise; or

(iii)          during any 12-month period, individuals who had at the beginning such period served on the Board of Directors (any such individual, an “Incumbent Director”) cease for any reason to constitute a majority of the Board of Directors; provided that any new director whose nomination for election to the Board was approved by a majority of the Incumbent Directors then in office shall be considered an “Incumbent Director.”

(b)           The term “Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(c)           The “Company” shall mean Watson Wyatt Worldwide, Inc.

(d)           The term “Compensation” shall mean retainers, meeting fees, and any other fees for assignments arising out of the Participant’s capacity as a non-employee director.

(e)           The term “Deferred Compensation Account” shall mean a memorandum account established by the Company on its books.

(f)            The term “Participant” shall mean a non-employee director of the Company.

(g)           The term “Plan” shall mean the Watson Wyatt Worldwide, Inc. Amended Voluntary Deferred Compensation Plan.

(h)           “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other guidance issued by the Internal Revenue Service thereunder.

3.             Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company.  The Company shall have sole and complete authority to interpret the terms and provisions of the Plan and to delegate various administrative tasks to appropriate officers and employees of the Company.

4.             Eligibility

Non-employee directors who have acquired at least 5,000 shares of Watson Wyatt & Company Holdings common stock shall be eligible to participate in the Plan.

5.             Election to Defer

(a)           A Participant may elect in writing delivered to the Committee to defer receipt of all or a specified portion of his/her Compensation.  Once received by the Committee, an election to defer for a particular year may not be revoked except in the event the Participant experiences an unforeseeable emergency (as determined pursuant to Section 409A).

(b)           The election must be made prior to the beginning of the calendar year to which the Compensation relates.  A new Participant in the Plan shall have 15 days following his/her selection by the Committee to make an election with respect to Compensation to be earned for the balance of the year.

(c)           The period of deferral shall be until the Participant ceases to be a director of the Company.

6.             Establishment of Deferred Compensation Account

At the time of the Participant’s initial deferral pursuant to Paragraph 5, the Company shall establish a Deferred Compensation Account for such Participant on its books.  Deferred Amounts shall be credited to the Deferred Compensation Accounts at the time the Compensation would have been paid to the Participant if no deferral election were made.  Additions as provided in Paragraph 7, below, shall be credited to the Participant’s Deferred Compensation Account as of the last day of each quarter.

7.             Additions to Deferred Accounts

As of the last day of each quarter, the balance in the Participant’s Deferred Compensation Account at the beginning of that quarter shall be credited with interest using an interest factor equivalent to the prime rate of interest reported by the Company’s primary bank as of the beginning of such quarter..

8.             Payment of Deferred Amount

(a)           Except as otherwise provided in subparagraph (b) or (c) below, a participant’s Deferred Compensation Account shall be paid to the Participant, or the Participant’s beneficiary in a lump sum, as soon as practical after the participant ceases to be a director of the Company.

In the event of the Participant’s death, payment of the balance in the Participant’s Deferred Compensation Account shall be made in a lump sum to the Participant’s beneficiary designated by the Participant in writing and delivered to the Committee, or if none, to the Participant’s estate.

(b)           A Participant shall receive the balance in the Deferred Compensation Account as soon as practical after the occurrence of a Change in Control of the Company.

(c)           Anything contained in this Paragraph to the contrary notwithstanding, in the event a Participant incurs an unforeseeable emergency (as determined pursuant to Section 409A) as determined by the Committee in its sole discretion, the Committee, in its sole discretion and upon written application of such Participant, may direct the immediate payment of all or a portion of the then current value of such Participant’s Deferred Compensation Account.  Distributions because of an unforeseeable emergency shall be limited to the amount reasonably necessary to satisfy the Participant’s emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  In all events, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

9.             Participant Reports

The Committee shall provide a statement to the Participant at least annually concerning the status of his/her Deferred Compensation Account.

10.          Transferability of Interests

All Deferred Compensation Accounts shall be merely bookkeeping entries.  Any assets which may be reserved to pay benefits hereunder, shall be considered as general assets of the Company for use as it deems necessary and shall be subject to the claims of the Company’s creditors.  The rights and interests of a Participant shall be solely those of a general creditor of the Company and such Participant’s rights and interests may not be anticipated, assigned, pledged, transferred or otherwise encumbered or disposed of except in the even of the death of the Participant, and then only by will or the laws of descent and distribution.

11.          Amendment, Suspension and Termination

The Company by action of its board of Directors may amend, suspend of terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in the best interests of the Company.  No amendment, suspension and termination shall alter or impair any Deferred Compensation Accounts without the consent of the Participant affected thereby.

12.          Severability

If any provision of this Plan is declared to be invalid or unenforceable, such provision shall be severed from this Plan and the other provisions hereof shall remain in full force and effect.

13.          Unfunded Obligation

The Plan shall not be funded, and no trust, escrow or other provisions shall be established to secure payments due under the Plan.  A Participant shall be treated as a general, unsecured creditor of the Company at all times under the Plan.

14.          Applicable Law

The Plan will be construed and enforced according to the laws of the District of Columbia and all provisions of the Plan will be administered accordingly.

15.          Effective Date

The Amended Plan shall be effective on July 1, 2008.

Amended and executed on behalf of Watson Wyatt Worldwide, Inc. pursuant to authorization of its Board of Directors on July 25, 2008

By:	/s/ Walter W. Bardenwerper
Secretary